QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors:

We have audited the accompanying combined balance sheets of Enlogix Inc. and Enlogix CIS L.P. and Intralynx L.P. (collectively "Enlogix"), all of which are under common ownership and common management, as of December 31, 2001 and 2000, and the related combined statements of loss, equity interests and of cash flows for the years then ended. These financial statements are the responsibility of Enlogix' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with both Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Enlogix as of December 31, 2001 and 2000 and the combined results of its operations and its combined cash flows for the years then ended in conformity with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Toronto, Canada
September 4, 2002

Comments by Auditor on Canada-United States of America Reporting Difference

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the entity's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America, our report to the Board of Directors dated September 4, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

ENLOGIX GROUP
COMBINED BALANCE SHEETS
(CANADIAN DOLLARS)

	December 31,
	2000	2001
ASSETS
Cash and cash equivalents	$6,240,088	$2,624,946
Accounts receivable, net of allowance for doubtful accounts of $438,000 and $nil, respectively	1,754,843	3,334,509
Due from related parties (Note 3)	3,141,486	3,899,180
Prepaids and other assets	24,306	137,890
Sublicensing rights (Note 4)	865,000	1,064,000

Total current assets	12,025,723	11,060,525
Fixed assets, net (Note 5)	30,685,361	32,019,589
Sublicensing rights (Note 4)	7,549,837	7,350,837

Total assets	$50,260,921	$50,430,951

LIABILITIES AND EQUITY INTERESTS
Accounts payable and accrued liabilities	$16,018,014	$8,852,908
Due to related parties (Note 3)	2,587,778	2,570,641
Deferred revenue	—	752,684
Current portion of long-term obligations (Note 6)	879,667	3,590,150

Total current liabilities	19,485,459	15,766,383

Long-term obligations (Note 6)	2,357,274	6,395,803
Long-term employee benefit obligation (Note 10)	31,000	233,000

Total liabilities	21,873,733	22,395,186

Commitments and contingencies (Notes 1, 13 and 15)

Equity interests:
Contributed capital	97,526,131	112,221,158
Deficit	(69,138,943)	(84,191,416)
Cumulative translation adjustment	—	6,023

Total equity interests	28,387,188	28,035,765

Total liabilities and equity interests	$50,260,921	$50,430,951

See accompanying notes

ENLOGIX GROUP
COMBINED STATEMENTS OF LOSS
(CANADIAN DOLLARS)

	For the years ended December 31
	2000	2001
Service revenue (Note 3)	$26,702,006	$29,282,028
Operating expenses
Operating, selling and general	43,784,853	35,345,369
Depreciation and amortization	8,549,910	7,924,650

Total operating expenses	52,334,763	43,270,019

Operating loss	(25,632,757)	(13,987,991)
Foreign exchange gain (loss)	(63,750)	80,786

	(25,696,507)	(13,907,205)
Interest expense:
Short-term	410,081	21,387
Long-term	290,497	1,122,523

Loss before income taxes	(26,397,085)	(15,051,115)
Income tax expense—current (Note 7)	1,298	1,358

Net loss	$(26,398,383)	$(15,052,473)

See accompanying notes

ENLOGIX GROUP
COMBINED STATEMENTS OF EQUITY INTERESTS
FOR THE YEARS ENDED DECEMBER 31, 2000 and 2001
(CANADIAN DOLLARS)

Balance—December 31, 1999	$19,647,538
Contributions	35,138,033
Net loss	(26,398,383)

Balance—December 31, 2000	28,387,188
Contributions	14,695,027
Net loss	(15,052,473)
Foreign currency translation	6,023

Balance—December 31, 2001	$28,035,765

See accompanying notes

ENLOGIX GROUP
COMBINED STATEMENTS OF CASH FLOWS
(CANADIAN DOLLARS)

	For the years ended December 31
	2000	2001
Operating activities
Net loss	$(26,398,383)	$(15,052,473)
Add (deduct) items to reconcile to net cash from operating activities:
Depreciation and amortization	8,549,910	7,924,650
Other operating	125,530	970,684
Non-cash working capital changes (Note 8)	(8,986,240)	(7,674,819)

Net cash used by operating activities	(26,709,183)	(13,831,958)
Investing activities
Additions to fixed assets	(440,124)	(1,024,603)
Proceeds on disposal of fixed assets	—	21,000

Net cash used by investing activities	(440,124)	(1,003,603)
Financing activities
Decrease in bank indebtedness	(1,485,621)	—
Payments on long-term obligations	(463,364)	(2,474,608)
Partnership contributions	35,138,033	13,695,027

Net cash provided by financing activities	33,189,048	11,220,419
Increase (decrease) in cash & cash equivalents	6,039,741	(3,615,142)
Cash & cash equivalents, beginning of year	200,347	6,240,088

Cash & cash equivalents, end of year	$6,240,088	$2,624,946

See accompanying notes

ENLOGIX GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 2001
(CANADIAN DOLLARS)

1. BASIS OF PRESENTATION

        These financial statements reflect the operations of Enlogix Inc., its wholly owned subsidiaries Enlogix CIS Inc., Enlogix USA Inc. and Intralynx Inc., and two limited partnerships, Enlogix CIS L.P. and Intralynx L.P (collectively "Enlogix"). Enlogix CIS L.P. and Intralynx L.P. (the "limited partnerships") are owned approximately 1% by Enlogix Inc. and 99%, directly and indirectly, by Westcoast Energy Inc. ("Westcoast"). In March 2002, a reorganization of Enlogix resulted in the transfer of assets to and assumption of liabilities of Intralynx L.P. by Enlogix CIS L.P., whereupon Intralynx L.P. was wound up. Subsequently, a vertical short form amalgamation of Intralynx Inc., Enlogix Inc. and Enlogix CIS Inc. was completed with the amalgamated company continuing as Enlogix Inc. Enlogix Inc. is a wholly owned subsidiary of Westcoast. Because a direct ownership relationship does not exist among the various business units comprising Enlogix, equity interest in Enlogix is shown in lieu of shareholder's equity in the combined financial statements.

        Enlogix was principally conceived from an internal project within Westcoast in 1996. The initial project was eventually expanded resulting in the formation of Enlogix in 1998. Enlogix is a North American provider of billing and customer information services to the energy and utility sectors, providing 13 clients with billing services for their approximately 3 million customers, approximately 1.2 million of which are customers of affiliated companies. Enlogix' system supports clients in the regulated and unregulated gas, electric, water, and energy services sectors across North America.

        While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, the significant operating losses incurred since inception and the working capital deficiency as at December 31, 2001 cast substantial doubt upon the validity of this assumption. The ability of Enlogix to continue operations is dependent on the continued financial support of its shareholder or other source of financing, until such time as the operations and business of Enlogix become self-sustaining. The success of Enlogix is ultimately dependent on its ability to market commercially viable business solutions in the billing and customer information services market. Management is of the opinion that sufficient working capital will be obtained from operations and external financing to execute its business plan, and meet its liabilities and commitments as they become due. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net loss and the balance sheet classifications used.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The financial statements of Enlogix have been prepared in accordance with Canadian generally accepted accounting principles using accounting principles applicable to a going concern, which assumes that Enlogix will continue in operation for a reasonable period of time and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Principles of Combination

        The accompanying combined financial statements of Enlogix include Enlogix Inc. and its wholly owned subsidiaries and the assets and liabilities of the limited partnerships. All material intergroup transactions and balances have been eliminated.

        The accompanying combined financial statements reflect the operations of Enlogix as at and for the years ended December 31, 2001 and 2000 and are presented in Canadian dollars.

Revenue Recognition

        Revenues are primarily derived from the following sources: customer billing and bill presentment/remittance processing, custom modifications and project implementation fees. Enlogix' services are generally sold as part of a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition method. Enlogix recognizes revenue when persuasive evidence of an arrangement exists, when the service is performed in accordance with all terms and conditions of customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured.

        Customer billing and bill presentment/remittance processing service revenues are recognized over the life of the contract as services are provided.

        Custom modification revenue is recognized when the service has been rendered.

        In instances where project implementation fees are collected in advance, Enlogix will defer and amortize the advance payment over the life of the contract. Any incremental expense to provide the implementation service is also recognized over the life of the contract.

Income Taxes

        Enlogix provides for income taxes using the liability method of tax allocation. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        A significant amount of Enlogix' operations are conducted within the limited partnerships, which are taxed at the partner level. The ownership of the limited partnerships resides largely outside of Enlogix' ownership structure and, accordingly, the results of these operations are not tax effected within these combined financial statements.

Employee Benefit Plans

        For pension and post-retirement benefits other than pension, Enlogix recognizes the liability and expense for the period when the benefits are earned.

        Enlogix accrues its obligations under employee benefit plans and the related costs, net of plan assets. The plan assets are valued at fair value. The calculation of the expected return on assets is based on the market-related value of assets.

        Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

        The excess of the net unamortized cumulative actuarial gain or loss over 10 per cent of the greater of the benefit obligation and the market-related value of plan assets at the beginning of the year is amortized over the average remaining service period of the active employees.

        For defined contribution plans maintained by Enlogix, contributions payable by Enlogix are expensed as pension costs.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand and balances with banks.

Sublicensing Rights

        Sublicensing rights are valued at the lower of cost and net realizable value. Sublicensing rights are relieved in accordance with the contract with the software supplier from whom the sublicensing rights were purchased.

Fixed Assets

        Fixed assets are recorded at cost. Interest costs incurred during development are capitalized as part of the cost of the asset.

        Furniture, fixtures, computer equipment, software and leasehold improvements are amortized on a straight-line basis using estimated lives ranging from 3 to 6 years.

        Costs of software development, including enhancements and custom modifications to existing products for resale, are expensed as incurred until the technological feasibility of the software product has been established. Thereafter, software development costs are capitalized as incurred and reported at the lower of unamortized cost and net realizable value. Costs of software development are amortized on a straight-line basis over an 8-year period based on length of current contracts or benefit period.

Foreign Currency

        Enlogix USA Inc. primarily operates and maintains its accounts in United States dollars. This business is operationally and functionally self-sustaining and accordingly, the assets and liabilities are translated into Canadian dollars at the year-end exchange rate, and revenues and expenses are translated into Canadian dollars at the average exchange rate for the year. The resulting unrealized cumulative translation gains or losses are deferred as a separate component of equity interests.

        Other current assets and liabilities denominated in United States dollars have been translated into Canadian dollars at the year-end exchange rate. Any resulting gain or loss is reflected in income.

Deferred Revenue

        Deferred revenue consists of amounts billed to customers for which services will be performed over future periods.

Use of Estimates

        The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. These estimates include the allowance for uncollectible accounts receivable, valuation of sublicensing rights and asset valuations. The recorded amounts for such items are based on management's best information and judgment and, accordingly, actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

        Enlogix transactions with its parent company and other companies related through common control are as follows:

	For the years ended December 31
	2000	2001
Westcoast Energy Inc.
Administration fees and corporate charges paid	$83,932	$391,435
Union Gas Limited
Customer billing charges received	7,678,570	11,246,028
Rental lease payments	1,099,606	1,241,862
Administration fees paid	641,812	359,069
Centra Gas British Columbia Inc.
Customer billing charges received	854,405	895,995
Bill presentment/remittance processing charges received	499,484	589,732
Pacific Northern Gas Ltd.
Customer billing charges received	524,118	327,402
Bill presentment/remittance processing charges received	174,192	252,691
Union Energy Inc. (to October 31, 2001)
Customer billing charges received	3,168,635	2,747,898
Bill presentment charges received	4,455,804	2,280,675

        These transactions are in the normal course of operations and are recorded at exchange amounts established and agreed between the related parties.

        Amounts due from/to related parties, all related through common control, as at December 31 are as follows:

	As at December 31
	2000	2001
Due from related parties
Westcoast Energy Inc.	$7,516	$5,596
Union Gas Limited	48,784	2,433,371
UEI Holdings Inc.	—	1,000,000
Centra Gas British Columbia Inc.	308,417	342,966
Pacific Northern Gas Ltd.	217,878	117,247
Union Energy Inc.	2,558,891	—

	$3,141,486	$3,899,180

Due to related parties
Westcoast Energy Inc.	$2,360,087	$2,467,990
Union Gas Limited	227,691	102,651

	$2,587,778	$2,570,641

        These amounts arise in the normal course of operations and are subject to normal credit terms.

4. SUBLICENSING RIGHTS

        Sublicensing rights were purchased from a third party software supplier in 1997 and 2000. In December 2000, Enlogix entered into an agreement with the software supplier for the exclusive rights to sell the sublicensing rights in Canada for a five-year term and on a non-exclusive basis thereafter for an additional five years.

5. FIXED ASSETS

	December 31
	2000	2001
Fixed assets
Software	$11,465	$4,439,608
Hardware	7,906,344	1,815,415
Software development	26,051,686	26,051,686
Equipment under capital lease	1,461,350	9,921,481
Leasehold improvements	964,078	1,633,973

	36,394,923	43,862,163

Accumulated depreciation
Software	3,830	2,748,720
Hardware	2,420,739	539,268
Software development	3,169,404	7,233,902
Equipment under capital lease	68,614	1,106,864
Leasehold improvements	46,975	213,820

	5,709,562	11,842,574

	$30,685,361	$32,019,589

        Software development costs consist of the Banner Customer Information Service ("CIS") System, the recovery of which is uncertain. In accordance with current accounting standards, management uses estimated expected future net cash flows to measure the recoverability of its investment in these assets. The estimation of expected future net cash flows is inherently uncertain and relies to a considerable extent on assumptions regarding current and future economic market conditions. If, in future periods, there are changes in the estimates or assumptions incorporated into the impairment review analysis, the changes could result in an adjustment to the carrying amount of the Banner CIS System.

6. LONG-TERM OBLIGATIONS

        In June 2000, Enlogix entered into a three-year capital lease arrangement with IBM Canada Ltd. ("IBM") for hardware and equipment. The monthly lease payments were $43,894 paid in advance. In June 2001, Enlogix terminated its existing capital lease arrangement and entered into a new four-year capital lease with IBM, expiring in 2005, for hardware equipment providing an increase in system capacity and performance. The quarterly lease payments are $805,622 paid in advance with an imputed discount rate of 15%.

        Enlogix is also obligated under a long-term commitment extending to July 2005. Monthly payments of $50,000 are payable in arrears and bear an imputed discount rate of 15%.

        The following is a schedule of future minimum payments under the long-term obligations together with the balance outstanding:

2002	$3,822,490
2003	3,822,490
2004	3,822,490
2005	1,155,623

Total minimum payments	12,623,093
Less: Amount representing interest	(2,637,140)

Balance of obligation	9,985,953
Less: Current portion	(3,590,150)

Long-term portion	$6,395,803

7. INCOME TAXES

        At December 31, 2001, Enlogix has loss carryforwards of $694,777 for income tax purposes that expire as follows: 2003—$28,497; 2004—$362,938; and thereafter—$303,342. For financial reporting purposes a deferred tax asset has not been recognized in respect of these loss carryforwards as the criteria for recognition has not been met.

8. SUPPLEMENTAL CASH FLOW INFORMATION

        Non-cash working capital changes:

	For the years ended December 31
	2000	2001
Accounts receivable	$605,511	$(1,579,666)
Sublicensing rights and prepaids	(6,441,805)	(113,584)
Accounts payable and accrued liabilities	6,418,739	(6,206,738)
Due from/to related parties	(9,568,685)	225,169

Attributable to operating activities	$(8,986,240)	$(7,674,819)

        Interest and tax payments:

	For the years ended December 31
	2000	2001
Interest	$424,368	$691,387
Income taxes	—	—

9. STOCK-BASED COMPENSATION

Stock Option Plan

        Under its Long Term Incentive Share Option Plan 1989 ("1989 Plan"), Westcoast has granted regular, key employee retention, and performance-based stock options to certain executives of Enlogix. Stock options are granted at an exercise price that equals the market price as defined in the 1989 Plan of Westcoast's shares on the date of grant.

        The 1989 Plan also provides for share appreciation rights under which the holder of a stock option may, in lieu of exercising the option, exercise the share appreciation right. Enlogix does not record any expense for these rights.

        At December 31, 2001, 98,240 common shares of Westcoast were under option at prices ranging from $20.48 to $34.45 per share to certain executives of Enlogix, of which 95,340 are eligible for share appreciation rights that allow the holder to receive 50% of the appreciated value in cash and the balance in common shares of Westcoast.

10. EMPLOYEE BENEFITS

        Enlogix has defined benefit pension plans, defined contribution pension plans and defined benefit plans providing retirement and post-employment health and life insurance benefits for most employees. Information about the defined benefit plans, in aggregate, is as follows:

	For the years ended December 31
	Pension Benefit Plans		Other Benefit Plans
	2000	2001	2000	2001
Accrued benefit obligations
Balance, beginning of year	$1,826,000	$2,057,000	$280,000	$332,000
Current service cost	99,000	194,000	30,000	32,000
Interest cost	132,000	169,000	22,000	25,000
Prior service costs	—	20,000	—	—
Actuarial loss (gain)	—	101,000	—	(69,000)

Balance, end of year	2,057,000	2,541,000	332,000	320,000

Plan assets
Fair value, beginning of year	1,360,000	1,587,000	—	—
Actual return on plan assets	41,000	(605,000)	—	—
Employer contributions	173,000	162,000	—	—
Employees' contributions	13,000	14,000	—	—

Fair value, end of year	1,587,000	1,158,000	—	—

Funded status—plan deficit	(470,000)	(1,383,000)	(332,000)	(320,000)
Unamortized net actuarial loss (gain)	68,000	653,000	—	(69,000)
Unamortized prior service costs	—	20,000	—	—
Unamortized transitional obligation	439,000	609,000	264,000	248,000
Contributions remitted after measurement date	—	—	—	9,000

Accrued benefit asset (liability)	$37,000	$(101,000)	$(68,000)	$(132,000)

        The non-pension defined benefit plans are unfunded. The accrued benefit obligations and fair value of plan assets of defined benefit pension plans with accrued benefit obligations in excess of plan assets are $1,963,000 and $575,000, respectively (December 31, 2000—$2,057,000 and $1,587,000, respectively).

        The following is a summary of the weighted average significant actuarial assumptions used in measuring Enlogix' accrued benefit obligations:

	For the years ended December 31
	Pension Benefit Plans		Other Benefit Plans
	2000	2001	2000	2001
Discount rate	7%	7.25%	7%	7.25%
Expected long-term rate of return on plan assets	7.5	8.5	—	—
Rate of compensation increase	3.25	3.25	3.25	3.25

        In addition, in determining the expected cost of health care benefit plans, it is assumed that the health care inflation will decrease gradually to 5% in 2003 and remain level thereafter.

        Enlogix' net benefit plan expense for defined benefit plans is as follows:

	For the years ended December 31
	Pension Benefit Plans		Other Benefit Plans
	2000	2001	2000	2001
Current service cost	$87,000	$180,000	$30,000	$32,000
Interest cost	132,000	169,000	22,000	25,000
Expected return on plan assets	(109,000)	(131,000)	—	—
Amortization of transitional obligation	27,000	46,000	16,000	16,000

Net benefit plan expense	$137,000	$264,000	$68,000	$73,000

        The defined contribution pension expense for the years ended December 31, 2000 and 2001 was $200,000 and $0, respectively.

11. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        Enlogix prepares its accounts in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which in the main parallel United States generally accepted accounting principles (US GAAP). The following tables reflect the major differences in accounting principles.

        Combined net loss under US GAAP would be:

	For the years ended December 31
	2000	2001
Net loss under Canadian GAAP	$(26,398,383)	$(15,052,473)
Adjustments
Pension and post-retirement benefits other than pensions	(60,000)	(65,000)
Stock-based compensation	(610,926)	(393,080)

Net loss under US GAAP	$(27,069,309)	$(15,510,553)

        Combined comprehensive loss under US GAAP would be:

	For the years ended December 31
	2000	2001
Net loss under US GAAP	$(27,069,309)	$(15,510,553)
Change in the Cumulative Translation Adjustment	—	6,023

Comprehensive loss under US GAAP	$(27,069,309)	$(15,504,530)

        Under Canadian GAAP, a combined statement of comprehensive translation adjustment is recorded as a separate component of equity interests.

        After adjusting for certain differences, selected combined balance sheet items under US GAAP would be:

	December 31
	2000	2001
Long-term obligations (representing pension and post-retirement benefits other than pension and share appreciation rights)	$821,926	$1,482,006
Accumulated other comprehensive income	—	6,023
Deficit	(69,929,869)	(85,440,422)

Pensions and Post-Retirement Benefits Other than Pensions

        Effective January 1, 2000, accounting for pension and post-retirement benefits other than pension under Canadian GAAP was modified and is similar to the requirements under US GAAP. Pension fund assets are measured at current market values and the accrued pension plan obligations are discounted using current interest rates. Post-retirement benefits other than pension are recorded on an accrual basis. The reconciliation between Canadian GAAP and US GAAP relates to the difference in the amortization of the net transition obligation for Canadian GAAP and US GAAP purposes, respectively.

Income Taxes

        Canadian GAAP requires accounting for income taxes using the liability method of tax allocation, similar to the requirements under US GAAP. However, the only significant difference is that under Canadian GAAP, substantively enacted tax rates are used to measure deferred tax assets and liabilities whereas under US GAAP, current legislated tax rates are used to measure the deferred tax assets and liabilities. The impact on deferred income taxes under US GAAP is negligible.

Stock-Based Compensation

        Westcoast has one stock-based compensation plan in which certain Enlogix executives participate. Under Canadian GAAP, no compensation expense is recognized in the results of Enlogix for this plan when the stock options are issued. In accordance with US GAAP, stock-based payments to employees of a subsidiary based on the parent's stock are accounted for in the results of the subsidiary using either Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, or Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. As permitted by US GAAP, Enlogix has elected to follow APB 25 and accordingly has not recognized compensation expense for its participation in the Westcoast stock option plan. Share appreciation rights (SARs) and similar awards to be settled in cash are accounted for by measuring the amount by which the quoted market price exceeds the option price at the balance sheet date. Under Canadian GAAP, no compensation expense is recognized for SARs.

12. FINANCIAL INSTRUMENTS

        The carrying values of financial assets recorded on the balance sheets of Enlogix, including accounts receivable, current and long-term liabilities and amounts due to and from related parties, approximate their fair values. Enlogix has not entered into derivative instruments for trading or hedging purposes.

13. COMMITMENTS

        Enlogix has entered into leases extending to 2006 for certain office facilities, equipment and vehicles under noncancellable operating leases. Future annual minimum rental payments required under noncancellable operating leases, some of which contain renewal options, as of December 31, 2001 are:

2002	$1,255,677
2003	1,255,677
2004	1,244,164
2005	1,241,862
2006	1,138,368

        Operating lease payments for the years ended December 31, 2000 and 2001 were $1,455,200 and $1,691,624, respectively.

14. SEGMENTS

        Enlogix operates in one segment being the design, development and sale of billing and customer information services to the energy and utility sectors. Substantially all of Enlogix' revenue is derived from sales to customers in Canada. Substantially all assets of Enlogix are also located in Canada. In 2001, one customer constituted approximately 38% of combined revenue (2000—approximately 29%).

15. CONTINGENCIES

        In the normal course of business, Enlogix is subject to proceedings, lawsuits and other claims. In the opinion of management, these matters will not have a material impact on the combined financial position or results of operations.

16. SUBSEQUENT EVENTS

        In September 2002, Westcoast entered into an agreement to sell Enlogix for cash proceeds of approximately US$13.5 million, subject to post-closing adjustments.

QuickLinks

INDEPENDENT AUDITORS' REPORT
ENLOGIX GROUP COMBINED BALANCE SHEETS (CANADIAN DOLLARS)
ENLOGIX GROUP COMBINED STATEMENTS OF LOSS (CANADIAN DOLLARS)
ENLOGIX GROUP COMBINED STATEMENTS OF EQUITY INTERESTS FOR THE YEARS ENDED DECEMBER 31, 2000 and 2001 (CANADIAN DOLLARS)
ENLOGIX GROUP COMBINED STATEMENTS OF CASH FLOWS (CANADIAN DOLLARS)
ENLOGIX GROUP NOTES TO COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2000 AND 2001 (CANADIAN DOLLARS)